Exhibit 99.1

Supernus Announces Preliminary Second Quarter 2020 Revenue

•Second quarter total revenue is estimated to be $126.7 million, a 21% increase over 2019
•Net product sales of Trokendi XR® and Oxtellar XR® are estimated to be $113.4 million, an 11% increase over 2019
•Completed acquisition of CNS portfolio of US WorldMeds on June 9, 2020
•Management to host a conference call and webcast to review full second quarter 2020 results on Wednesday, August 19, 2020 at 9:00 a.m. ET

ROCKVILLE, Md., August 11, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported preliminary, unaudited revenue and net product sales for the second quarter of 2020.

Preliminary second quarter 2020 revenue consisted of net product sales of $124.0 million and royalty revenue of $2.7 million. Preliminary second quarter 2020 net product sales of $124.0 million increased 21% compared to the same period in 2019 due to higher net product sales of Trokendi XR and Oxtellar XR and the addition of $10.6 million of net product sales from the acquisition of the CNS portfolio of US WorldMeds, which closed on June 9, 2020.

Net Product Sales ($ in millions)
	Q2 2020	Q2 2019	Change %
Trokendi XR	$89.7	$79.0	14%
Oxtellar XR	23.7	23.4	1%
Acquired products[1]	10.6	—	N/A
Total	$124.0	$102.4	21%

1 Acquired June 9, 2020. Includes APOKYN® pen, MYOBLOC® and XADAGO®

The second quarter 2020 revenue results included herein are preliminary and are therefore subject to change.

Conference Call Details

The Company expects to report full second quarter 2020 results after 5:00 p.m. ET on Tuesday, August 18, 2020. The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Senior Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, August 19, 2020.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	5175177
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2020 Earnings Conference Call

Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy,APOKYN® (apomorphine hydrochloride injection) for the acute treatment of hypomobility in advanced Parkinson’s disease (PD), MYOBLOC® (rimabotulinumtoxinB) for the treatment of cervical dystonia and treatment of chronic sialorrhea in adults and XADAGO® (safinamide) as an adjunctive treatment to levodopa/carbidopa in PD patients with hypomobility. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD, apomorphine infusion pump for hypomobility in PD, SPN-820 (NV-5138) for treatment-resistant depression and SPN-817 for the treatment of epilepsy.

APOKYN Pen and the apomorphine infusion pump product candidate licensed from Britannia Pharmaceuticals Limited
XADAGO is licensed from Zambon S.p.A
All trademarks are the property of their respective owners.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com